    Exhibit 99.1

Murphy USA Inc. Announces $1 Billion Repurchase Program

EL DORADO, Arkansas, December 1, 2021 – The Board of Directors of Murphy USA Inc. (NYSE: MUSA) recently authorized a new share repurchase authorization of up to $1 billion to begin upon completion of the current $500 million authorization and to be executed by December 31, 2026. The new authorization is a continuation of the company’s updated capital allocation strategy, which was announced in October 2020, and reaffirms the company’s commitment to supplement organic growth initiatives with shareholder distributions, including our recently announced dividend growth plan, to maximize value creation over time.

“In light of Murphy USA’s robust operating performance and ability to generate free cash flow on top of accelerated organic growth, we are pleased to reaffirm this piece of our value creation formula,” said President and CEO Andrew Clyde. “Given that we are on track to execute the previously announced $500 million program nearly two years early, this new authorization is a testament to our advantaged business model and increasing confidence in the future of our company. This timeframe provides management added flexibility over a five-year window to prioritize high impact organic growth, while providing optionality around execution and preserving prudent liquidity.”

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may be conducted through open market transactions, privately negotiated transactions, pursuant to accelerated share repurchase programs, or otherwise. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s stock plans and for other corporate purposes.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,650 stores located primarily in the Southwest, Southeast, Midwest and Northeast United States. The company and its team of nearly 15,000 employees serve an estimated two million customers each day through its network of retail gasoline and convenience stores in 27 states. The majority of Murphy USA's stores are located in close proximity to Walmart Supercenters. The company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 322 among Fortune 500 companies.

Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in the Company’s operations, dividends and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the Company’s ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; the Company’s ability to continue to maintain a good business relationship with Walmart; successful execution of the Company’s growth strategy, including the Company’s ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with the Company’s newly planned stores which may be impacted by the financial health of third parties; the Company’s ability to effectively manage the Company’s inventory, disruptions in the Company’s supply chain and the Company’s ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19, including the impact on the Company’s fuel volumes if the gradual recoveries experienced throughout 2020 and 2021 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches of the company or its vendor partners, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or the Company’s compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of the Company’s information technology strategy; reduced demand for our products due to the implementation of more stringent fuel economy and greenhouse gas reduction requirements, or increasingly widespread adoption of electric vehicle technology; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt the Company’s revenues and impact gross margins; changes to the Company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company’s share repurchases, or management of operating cash; the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Murphy USA’s SEC reports, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. Murphy USA undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul – Vice President of Investor Relations and FP&A

Christian.Pikul@murphyusa.com

Mitchell Freer – Investor Relations Analyst
Mitchell.Freer@murphyusa.com